EXHIBIT 10.1

Dear Mr. Gorman:

                  We are pleased to inform you that the Compensation Committee of the Company's Board of Directors has approved a special severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits and to explain certain limitations that may govern their overall value or payment date.

                  Your severance package will become payable should your employment terminate under certain circumstances following the Company's execution of a definitive agreement to effect a change in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the terms and conditions of the special excise tax gross up to which you may become entitled are set forth in Part Three. Part Four deals with ancillary matters affecting your severance arrangement.

                             PART ONE -- DEFINITIONS

                  For purposes of this letter agreement, the following definitions will be in effect:

                  Agreement means this letter agreement between you and the Company, as it may be amended from time to time in accordance with the applicable provisions of Part Four.

                  Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

                  Base Salary means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.

                  Board means the Company's Board of Directors.

                  Change in Control means:

                           (i) a merger, consolidation or reorganization approved by the Company's stockholders, unless securities
                                                          ------
                  representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or

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                           (ii)     the sale, transfer or other disposition of
                  all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort, other than a sale, transfer or disposition to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such transaction; or

                           (iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders; or

                           (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

                           (v) the liquidation or winding up of the Corporation's business; or

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                           (vi)     any other transaction or event which
                  constitutes a "change in control" for purposes of the Company's 2002 Stock Option Plan: or

                           (vii) Any event or transaction that a majority of the Incumbent Directors who are "independent directors" (as such term is defined under the Marketplace Rules of the National Association of Securities Dealers, Inc.) determine to be a "Change in Control"

                  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction.

                  Change in Control Severance Benefits means the various payments and benefits to which you may become entitled under Part Two of this Agreement upon your Involuntary Termination in connection with a Change in Control or upon any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause. Such Change in Control Severance Benefits may include one or more of the following: the accelerated vesting of your Options, a lump sum severance payment, a pro-rated bonus payment and continued health care coverage provided for you and your spouse and eligible dependents at the Company's expense.

                  Code means the Internal Revenue Code of 1986, as amended.

                  Common Stock means the Company's common stock.

                  Company means Immunomedics, Inc,. a Delaware corporation, and any successor corporation, whether or not resulting from a Change in Control.

                  Independent Auditors means the accounting firm serving as the Company's independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Company or such accounting firm concludes that the services required of it hereunder would adversely affect its independent status under applicable accounting standards or the performance of such services would otherwise be in contravention of applicable law, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both you and the Company.

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                  Involuntary Termination means the termination of your
employment with the Company, which occurs by reason of:

                           (i) your involuntary dismissal or discharge by the Company other than a Termination For Cause, or

                           (ii)     your voluntary resignation within ninety
                  (90) days following (A) a change in your position with the Company which reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in the aggregate dollar amount of your base salary and Target Bonus by more than ten percent (10%), (C) a relocation of your principal place of employment by more than forty (40) miles,
                  (D) the failure by the Company to obtain the assumption of this Agreement by any successor entity or (F) a material breach by the Company of any of its obligations under this Agreement and the failure of the Company to cure such breach within sixty (60) days after receipt of written notice from you in which the actions or omissions constituting such material breach are specified.

                  Option means any option granted you to purchase shares of Common Stock under any Plan or other arrangement which is outstanding at the time of the Change in Control (or, if earlier, upon the Company's termination of your employment during the Pre-Closing Period) or upon your Involuntary Termination following such Change in Control. Your Options will be divided into two (2) separate categories as follows:

                           Acquisition-Accelerated Options: any outstanding
                           -------------------------------
         Option (or installment thereof), which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option, upon a Change in Control.

                           Severance-Accelerated Options: any outstanding Option
                           -----------------------------
         (or installment thereof) which, pursuant to Part Two of this Agreement, accelerates upon the termination of your employment by the Company during the Pre-Closing Period for any reason other than a Termination for Cause or upon your Involuntary Termination following the Change in Control.

                  Option Parachute Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option, which is categorized as an Option Parachute Payment, will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.

                  Other Parachute Payment means any payments in the nature of compensation (other than your Option Parachute Payment and any other Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code
Section 280G(b)(2) and the Treasury Regulations issued thereunder.

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                  Parachute Payment means (i) any Change in Control Severance
Benefits provided you under Part Two of this Agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder and (ii) any Option Parachute Payment attributable to your Acquisition-Accelerated Options.

                  Permissible Parachute Amount means a dollar amount equal to
2.99 times your Average Compensation.

                  Plan means (i) the Company's 2002 Stock Option Plan, as amended or restated from time to time, (ii) the Company's 1992 Stock Option Plan, as amended or restated from time to time and (iii) any other stock incentive plan implemented or established by the Company.

                  Pre-Closing Period means the period commencing with the Company's execution of the definitive agreement for a Change in Control transaction and ending upon the earliest to occur of (i) the closing of the
                                --------
Change in Control contemplated by such definitive agreement, (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control or (iii) the Termination Date.

                  Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to your Severance-Acceleration Options and the additional Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

                  Target Bonus means the annual incentive bonus to which you may become entitled for one or more fiscal years upon the Company's attainment of the performance milestones designated for the applicable year and your attainment of any personal objectives specified for you for that year.

                  Termination Date means December 31, 2007; provided, however, that the Termination Date shall automatically be extended to one or more successive one-year anniversaries of such date, unless the Company provides you with written notice of its decision not to extend the Termination Date at least sixty (60) days prior to the next scheduled Termination Date. In the event of such notice, this Agreement and the Pre-Closing Period shall terminate on the next scheduled Termination Date, unless a Change in Control is in fact consummated on or before that date.

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                  Termination for Cause means the termination of your employment for any of the following reasons: (i) your conviction of a felony or your commission of any act of personal dishonesty involving the property or assets of the Company intended to result in your financial enrichment, (ii) your material breach of one or more of your obligations under your Proprietary Information and Inventions Agreement with the Company or your unauthorized use or disclosure of any material trade secrets or other material confidential information of the Company or any affiliate, (iii) any intentional misconduct on your part which has a materially adverse effect upon the Company's business or reputation, (iv) your failure to perform the major duties, functions and responsibilities of your executive position with the Company, (v) your material breach of any of your fiduciary obligations as an officer of the Company or (vi) your intentional and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company's operations and financial condition or your intentional and knowing submission of any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading. However, prior to any termination of your employment for any of the reasons specified in clauses (ii) through (iv), the Company shall give you written notice of the actions or omissions deemed to constitute the grounds for a Termination for Cause, and you shall have a period of not less than thirty
(30) days in which to cure the specified default in performance and thereby remedy the actions or omissions which would otherwise constitute grounds for a Termination for Cause.

                PART TWO -- CHANGE IN CONTROL SEVERANCE BENEFITS

                  Should your employment with the Company terminate by reason of an Involuntary Termination within twelve (12) months after a Change in Control, or should your employment be terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then you will become entitled to receive the applicable Change in Control Severance Benefits provided under this Part Two, provided you execute and deliver to the Company a general release (substantially in the form of attached Exhibit A) which becomes effective under applicable law and pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims you may otherwise have with respect to the terms and conditions of your employment with the Company and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

                           (a) any payments, benefits or indemnification to which you are or become entitled pursuant to the provisions of this Agreement (including, without limitation, the severance benefits provided under this Part Two, the special tax gross up payment to which you may become entitled under Part Three and the continued indemnification coverage to which you are entitled under Paragraph 2 of Part Four of this Agreement); and

                           (b) any claims for workers' compensation benefits under any of the Company's workers' compensation insurance policy or fund.

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                  The Change in Control Severance Benefits provided under this
Part Two shall be in lieu of any other severance benefits to which you might otherwise become entitled under any other severance plan, program or arrangement of the Company upon a termination of your employment either during the Pre-Closing Period or within twelve (12) months following a Change in Control.

                  1.       ACCELERATED VESTING.

                  Each outstanding Option which you hold at the time of your Involuntary Termination or at any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, to the extent that Option is not otherwise exercisable for all the shares of Common Stock or other securities at the time subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares. Each such accelerated Option will remain so exercisable until the earlier of (i) the expiration of the option
                                     -------
term or (ii) 60-days from the date of your Involuntary Termination. This 60-day grace period will supercede the post-service exercise period specified in the agreement evidencing your Option. Any Options not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to remain exercisable for any of the option shares.

                  2.       SEVERANCE PAYMENT.

                           (a) In the event your employment terminates pursuant to an Involuntary Termination within twelve (12) months following a Change in Control, the Company will make a lump-sum cash severance payment to you as soon as administratively practicable following the date of your Involuntary Termination in an amount equal to two (2) times the sum of your annual rate of Base Salary and Target Bonus, including both the Cash Bonus and the bonus paid in equity computed as the price at the time of grant times the number of shares or options granted (the "Severance Payment").

                           The Severance Payment shall be subject to the Company's collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.

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                           (b)      In the event your employment is terminated
         by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, you will subsequently become entitled to the Severance Payment upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will make such lump sum cash Severance Payment to you as soon as administratively practicable following the effective date of the Change in Control. The Severance Payment shall be subject to the Company's collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Severance Payment if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.

                  3.       PRO-RATED TARGET BONUS

                           (a) In the event your employment terminates pursuant to an Involuntary Termination within twelve (12) months following a Change in Control, the Company will make an additional lump-sum cash severance payment (the "Pro-Rated Bonus") to you equal to the dollar amount obtained by multiplying one-twelfth (1/12th) of the annual Target Bonus in effect for you for the year of your Involuntary Termination by the number of full or partial months of employment which you complete with the Company in that year. The payment of your Pro-Rated Bonus shall be made as soon as administratively practicable following the date of your Involuntary Termination. The payment shall be subject to the Company's collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.

                           (b) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, you will subsequently become entitled to the Pro-Rated Bonus upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will pay the Pro-Rated Bonus to you in a lump sum as soon as administratively practicable following the effective date of the Change in Control. The payment shall be subject to the Company's collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Pro-Rated Bonus if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.

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                  4.       CONTINUED HEALTH CARE COVERAGE.

                  Should you elect under Code Section 4980B to continue health care coverage under the Company's group health plan for yourself, your spouse and your eligible dependents following your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense. Such health care coverage at the Company's expense shall continue until the earliest of (i) the expiration of the twelve (12)-month period measured from the date of your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period, (ii) the first date you are covered under another employer's heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions or (iii) the date the definitive agreement for the Change in Control is terminated without consummation of that Change in Control during the Pre-Closing Period. Should the Company's provision of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to you (or any other person) with respect to such income and employment tax liability. To the extent you are subject to the delayed benefit commencement provisions of Paragraph 1 of Part Four, you shall directly pay for the health care coverage provided hereunder with your own funds, and at the end of delayed commencement period, the Company shall promptly reimburse you with a lump sum cash payment equal to the cost you incurred for the such health care coverage for that period.

                        PART THREE - SPECIAL TAX PAYMENT

                  1. Special Tax Gross-Up. In the event that (i) one or more of the Acquisition-Accelerated Options or any of the Change in Control Severance Payments to which you become entitled under Part Two of this Agreement or any Other Parachute Payments are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute an excess parachute payment under Code Section 280(G) and (ii) it is determined that the aggregate Present Value (measured as of the Change in Control) of the Parachute Payment attributable to those Change in Control Severance Payments, the Option Parachute Payment attributable to your Acquisition-Accelerated Options and any Other Parachute Payments to which you are entitled exceeds one hundred ten percent (110%) of the Permitted Parachute Amount, then you shall be entitled to receive from the Company one or more additional payments (collectively, the "Gross-Up Payment") in an aggregate dollar amount determined pursuant to the following formula, provided and only if the general release required of you pursuant to the provisions of Part Two has become effective:

                           X  =  Y  /  [1 - (A + B + C)], where

                           X is the aggregate dollar payment of the Gross-up Payment.

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                           Y is the total excise tax, together with all
                           applicable interest and penalties (collectively, the "Excise Tax"), imposed on you pursuant to Code
                           Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to (i) one or more of the Change in Control Severance Payments provided you under Part Two of this Agreement, (ii) your Acquisition-Acceleration Options and (iii) any Other Parachute Payments.

                           A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

                           B is the highest combined marginal federal income and applicable state income tax rate in effect for you for the applicable calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

                           C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the applicable calendar year in which the Gross-Up Payment is made.

                  Should the aggregate Present Value (measured as of the Change in Control) of the Parachute Payment attributable to the Change in Control Severance Payments, the Option Parachute Payment attributable to the Acquisition-Accelerated Options and any Other Parachute Payments to which you become entitled not exceed one hundred ten percent (110%) of the Permitted Parachute Amount, then no Gross-Up Payment shall be made under this Part Three, and the Change in Control Severance Payments shall instead be subject to reduction in accordance with the benefit limitation provisions of Appendix I to this Agreement.

                  2. Determination Procedures. All determinations required to be made under this Part Three shall be made by the Independent Auditors in accordance with the following procedures:

                           (a) If your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then within ten (10) business days after the closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payments attributable to your Acquisition-Accelerated Options (if any), your Change in Control Severance Payments under Part Two and any Other Parachute Payment to which you are entitled, together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of those various Parachute Payments. Except to the extent the deferred payment provisions set forth in Paragraph 1 of Part Four are applicable to your Gross-Up Payment, the Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination.

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                           (b)      In the event your employment terminates
         pursuant to an Involuntary Termination within twelve (12) months following a Change in Control, then the following determination procedures shall be in effect:

                               -    Within ten (10) business days after the
                  closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payment attributable to your Acquisition-Accelerated Options (if any), together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of that Parachute Payment. The Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination.

                               - Within ten (10) business days after the date of your Involuntary Termination, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payments attributable to any Change in Control Severance Payments or Other Parachute Payment to which you are entitled, together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of those Parachute Payments. Except to the extent the deferred payment provisions set forth in Paragraph 1 of Part Four are applicable to your Gross-Up Payment, the Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination or (if later) contemporaneously with the Change in Control Severance Payment or Other Parachute Payment triggering such Gross-Up Payment.

                           (c) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any Change in Control Severance Payment or Other Parachute Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code).

                           (d) Both you and the Company shall provide the Independent Auditors with access to and copies of any books, records and documents in your or its possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Part Three.

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                           (e)      All fees and expenses of the Independent
         Auditors and the appraisers shall be borne solely by the Company, and to the extent those fees or expenses are treated as a Parachute Payment, they shall be taken into account in the calculation of the Gross-Up Payment to which you are entitled under this Part Three.

                  3. Additional Claims. You shall provide written notification to the Company of any claim made by the Internal Revenue Service, which would, if successful, require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30)-day or shorter period, the Company shall ether (i) pay you the additional Gross-Up Payment attributable to the Internal Revenue Service claim or (ii) provide written notice to you that the Company shall contest the claim on your behalf. In the event, the Company provides you with such written notice, you shall:

                           (A) provide the Company with any information reasonably requested by the Company relating to such claim;

                           (B)      take such action in connection with
         contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to you, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to you in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (D) below;

                           (C) cooperate with the Company in good faith in order to effectively contest such claim; and

                           (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon you and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon you and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Company's payment of that additional Excise Tax on your behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to you

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         by reason of the foregoing shall be paid to you or on your behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (D), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company's sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Company's forgiveness of such advance; provided, further, that the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           PART FOUR -- MISCELLANEOUS

                  1. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no Severance Payment, Pro-Rated Bonus and no Company-paid health care coverage to which you otherwise become entitled under Part Two of this Agreement or any Gross-Up Payment to which you may become entitled under Part Three shall be made or provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. You shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

                  2. Continued Indemnification. The indemnification provisions for Officers and Directors under the Company's bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between you and the Company shall (to the maximum extent permitted by law) be extended to you during the period following your resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.

                  3. Deferred Compensation. To the extent you participate in any deferred compensation arrangements with the Company, which are subject to Code Section, 409A, the payment provisions in effect for that deferred compensation shall continue in effect, and nothing in this Agreement shall be deemed to modify, revise or otherwise alter those payment provisions.

                  4. No Mitigation Duty. The Company shall not be entitled to set off any of the following amounts against the Change in Control Severance Benefits to which you may become entitled under Part Two of this Agreement: (i) any amounts which you may subsequently earn through other employment or service following your termination of employment with the Company or (ii) any amounts which you might have potentially earned in other employment or service had you sought such other employment or service.

                  5. Death. Should you die before your receive the full amount of payments and benefits to which you may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options as accelerated hereunder, then such Options may be exercised, within the applicable exercise period following your death, by the executors or administrators of your estate or by the persons to whom those Options are transferred pursuant to your will or in accordance wit the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

                  6. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company's assets (whether or not such transaction constitutes a Change in Control), and
(ii) you, the personal representative of your estate and your heirs and legatees.

                  7. General Creditor Status. The benefits to which you may become entitled under Part Two of this Agreement shall be paid, when due, from the Company's general assets. No trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

                  8.       Amendment and Termination.

                           (a) This Agreement may only be amended by written instrument signed by you and an authorized officer of the Company. This Agreement shall remain in effect through December 31, 2007 and shall be subject to one or more successive one-year automatic renewals in accordance with the provisions of the Termination Date definition in Part One.

                           (b) Once a Change in Control has been effected, this Agreement may not be terminated at any time prior to the expiration of the twelve (12)-month period following the effective date of that Change of Control, and no subsequent termination of this Agreement shall adversely affect your right to receive any benefits to which you may have previously become entitled hereunder in connection with your Involuntary Termination following that Change in Control.

                           (c) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then the termination of this Agreement on any subsequent Termination Date shall not adversely affect your right to receive any benefits which previously became due and payable to you, in accordance with the applicable provisions of Part Two, at the time of your termination.

                  9. Termination for Cause/Resignation. In the event of your Termination for Cause or your resignation under circumstances which would otherwise constitute grounds for a Termination for Cause, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this Agreement.

                  10. Governing Law/Other Agreements. This Agreement is to be construed and interpreted under the laws of the State of Delaware. This Agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this Agreement.

                  11. At Will Employment. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without cause.

                  12. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be promptly submitted and settled by arbitration by one arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by both you and the Company). The arbitration shall be held in Morris County in the State of New Jersey, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. Such award shall be binding and conclusive upon the parties. You expressly agree and understand that by so agreeing you are waiving your right to a jury trial and irrevocably and unconditionally consent to jurisdiction of such proceeding. Any arbitrator shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

                  13. Legal Expenses. The Company agrees to reimburse the Employee, to the full extent permitted by law, for all costs and expenses (including without limitation reasonable attorney's fees), which the employee may reasonably incur as a result of any contest of the validity or enforceability of, or the Company's liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code; provided, however, that such payment
                                       -----------------
shall be made only if the Employee prevails on at least one issue and provided that Employee submits all invoices to the Company with 60 days of termination of employment.

                  Please indicate your agreement with the foregoing terms and conditions of your change in control severance package by signing the Acceptance section of the enclosed copy of this letter and returning it to the Company.

                                    IMMUNOMEDICS, INC.


                                    By:    /s/ Cynthia Sullivan
                                           -------------------------------------
                                    Name:  Cynthia Sullivan
                                    Title: President and Chief Executive Officer

Date: March 8, 2006

                                   ACCEPTANCE

                  I hereby agree to all the terms and provisions of the foregoing Agreement governing the special benefits to which I may become entitled in the event my employment should terminate under certain prescribed circumstances in connection with a substantial change in control or ownership of the Company.


                                    Signature:
                                               ---------------------------------

                                    Dated:
                                               ---------------------------------

                                    Address
                                               ---------------------------------


                                               ---------------------------------

                                   APPENDIX I

                                  BENEFIT LIMIT

                  1. Benefit Limit. Should it be determined that the aggregate Present Value (measured as of the Change in Control) of the Parachute Payment attributable to the Change in Control Severance Payments and the Option Parachute Payment attributable to your Acquisition-Accelerated Options, when added to the Present Value of any Other Parachute Payment to which you may be entitled, does not exceed one hundred ten percent (110%) Parachute Amount, then no Gross-Up Payment shall be made to you under Part Three of the Agreement. Instead, the limitations set forth in this Appendix I to the Agreement shall apply. Accordingly, the amount of the Change in Control Severance Payments otherwise due you under Part Three of the Agreement shall be reduced to the extent necessary to assure that the aggregate Present Value of the Parachute Payment attributable to your Change in Control Severance Payments, the Option Parachute Payment attributable to your Acquisition-Accelerated Options and any Other Parachute Payments to which you may be entitled does not exceed the greater of the following dollar amounts (the "Benefit Limit")

                           (a)      the Permissible Parachute Amount, or

                           (b) the amount which yields you the greatest after-tax amount of benefits under Part Two of the Agreement after taking into account any excise tax imposed under Code Section 4999 on the Parachute Payment attributable to the Change in Control Severance Payments which are provided you under Part Two, the Option Parachute Payment attributable to your Acquisition-Accelerated Options or any Other Parachute Payments to which you are entitled.

                  2.       Benefit Reduction.

                           (a) To the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option Parachute Payment attributable to your Acquisition-Accelerated and Severance-Accelerated Options (or installments thereof) plus (ii) the Parachute Payment attributable to your other Change in Control Severance Benefits under Part Two of the Agreement would, when added to the Present Value of all of your Other Parachute Payments, exceed the Benefit Limit, then the following reductions shall be made to the Change in Control Severance Benefits to which you are otherwise entitled under Part Two of this Agreement and your Acquisition-Accelerated Options, to the extent necessary to assure that such Benefit Limit is not exceeded:

                           first, the dollar amount of the Severance Payment to
                           -----
         which you would otherwise be entitled shall be reduced,

                           next, the dollar amount of the Pro-Rated Bonus to
                           ----
         which you would otherwise be entitled shall be reduced, and then the number of shares which would otherwise be
                           ----
         purchasable under your Acquisition-Accelerated and Severance-Accelerated Options shall be reduced (based on the amount of the Option Parachute Payment attributable to each such Option) to the extent necessary to eliminate such excess, with the actual Options to be so reduced to be determined by you.

                           (b) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, the Benefit Limit shall be calculated in good faith first at the time of such termination, with such calculation to be based upon the probability of the consummation of the contemplated Change in Control within the Pre-Closing Period, and any benefit reduction required by Paragraph 2 above on the basis of such good-faith calculation shall be applied at that time. The Benefit Limit shall be recalculated in accordance with this Appendix I as soon as administratively practicable following the expiration of the Pre-Closing Period. To the extent any Options are reduced and terminated in connection with the initial calculation made at the time of your termination of employment, those Options will not be subsequently restored in connection with the re-calculation of the Benefit Limit following the expiration of the Pre-Closing Period, even if those terminated Options could have otherwise fallen within the Benefit Limit as so re-calculated.

                  3.       Resolution Procedures.

                  In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved in accordance with as follows:

                           (i) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                           (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Independent Auditors. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.

                           (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor's election, be determined through an independent third-party appraisal.

                                    EXHIBIT A

                                 GENERAL RELEASE
                                 ---------------

                          RELEASE AND WAIVER OF CLAIMS
                          ----------------------------

                  In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain Agreement between Immunomedics, Inc., a Delaware corporation (the "Company"), and myself dated ___________, 2006 (the "Severance Agreement), in connection with the termination of my employment on this date, I, Gerard G. Gorman, hereby furnish the Company with the following release and waiver ("Release and Waiver").

                  I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments and benefits to which I am entitled under the Severance Agreement, my vested rights under the Company's Section 401(k) Plan and any worker's compensation benefits under any Company workers' compensation insurance policy or fund).

                  This Release and Waiver does not pertain to any claims that may subsequently arise in connection with the Company's default in any of its payment obligations under the Severance Agreement or its indemnification obligations to me thereunder. Nor does it pertain to any claims which may subsequently arise in connection with the indemnification provisions for Officers and Directors under the Company's bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between I and the Company shall (to the maximum extent permitted by law) be extended to me during the period following my resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during my period of employment with the Company.

                  I acknowledge that, among other rights subject to his Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date: __________________                ----------------------------------------
                                                    GERARD G. GORMAN